Exhibit (h)(viii)

February 2017 Version

SERVICES AGREEMENT

EntrepreneurShares Series Trust

and

Citi Fund Services Ohio, Inc.

and

Citibank, N.A.

Version – February 2017

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION
2.	SERVICES AND RELATED TERMS AND CONDITIONS
3.	CLIENT COMMUNICATIONS
4.	COMPLIANCE WITH LAWS; ADVICE
5.	COMMUNICATIONS AND REPORTS TO CLIENT; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY
6.	SCOPE OF RESPONSIBILITY
7.	INDEMNITY
8.	FEES AND EXPENSES
9.	REPRESENTATIONS
10.	TERM AND TERMINATION
11.	GOVERNING LAW AND JURISDICTION
12.	MISCELLANEOUS
__________________
Schedule 1	Definitions
Schedule 2	Services
Schedule 3	Dependencies
Schedules 4-7	Omitted Intentionally
Schedule 8	Confidentiality and Data Privacy Conditions
Exhibit A	Form of Fee Letter
Exhibit B	Form of Joinder

Version – February 2017

THIS SERVICES AGREEMENT is made on September 25, 2017, by and between EntrepreneurShares Series Trust (the “Client”), Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc (“CFSO”, together with Citibank, the “Service Provider” or “Citi” and, with the Client, the “Parties”). If more than one Client has signed this Agreement, this Agreement shall be considered a separate agreement between the Service Provider and each Client, and no Client shall be (i) liable for the obligations of any other Client or (ii) entitled to the benefits conferred under this Agreement on any other Client.

WHEREAS, the Client is authorized to issue shares (“Shares”) in separate portfolio or series of the Client (each, a “Fund,” and together with all other series subsequently established by the Client and made subject to this Agreement, the “Funds”);

WHEREAS, this Agreement shall apply to each Fund set forth on the annex to Schedule 2 attached hereto;

WHEREAS, the Client will issue and redeem Shares of each Fund only in aggregations of Shares known as “Creation Units”, as more fully described in the currently effective prospectus and statement of additional information of the Client and each Fund (collectively, the “Prospectus”);

WHEREAS, the Client desires to appoint CFSO as administrator, dividend disbursing agent and fund accountant of the assets of each Fund;

WHEREAS, the Client desires to appoint Citibank as transfer agent for the assets of each Fund; and

WHEREAS, Service Provider is willing to accept such appointment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties, intending to be legally bound, mutually covenant and agree as follows:

BACKGROUND:

1.	DEFINITIONS AND INTERPRETATION
1.1
Definitions. Schedule 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth elsewhere in this Agreement.

1.2	Interpretation.
1.2.1
The schedules, exhibits and annexes to the Agreement are expressly made a part of this Agreement. In the event of any inconsistency between this Agreement and any schedule, exhibit or annex, the relevant terms of the schedule, exhibit or annex shall prevail; provided, that no provision of any such schedule, exhibit or annex shall prevail over clause 6 (Scope of Responsibility) or clause 7 (Indemnity) of this Agreement unless such provision specifically references such clause of this Agreement in relation to the provisions of such schedule, exhibit or annex intended to prevail over such clause.

1.2.2	The headings in this Agreement do not affect its interpretation.
1.2.3
A reference to: (i) any Party includes (where applicable) its lawful successors, permitted assigns and transferees; (ii) the singular includes the plural and vice versa; and (iii) any statute or regulation shall be construed as references to such statute or regulation as in force at the date of this Agreement and as subsequently re-enacted or revised.

2.	SERVICES AND RELATED TERMS AND CONDITIONS
2.1
Services; No Implied Duties. The Services provided by CFSO are separately identified and described in Schedule 2, while the services provided by Citibank are separately identified and described in Schedule 2. The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day. The Services are provided only with respect to the Client and the related Funds of the Client (if any) listed in an annex to

Schedule 2, and the Service Provider shall have no obligation to provide Services to any Person (including any other Funds) unless the Service Provider has agreed to do so in a written amendment to Schedule 2 or a Joinder, as contemplated by clause 12.1. The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in Schedule 2. The Service Provider will have no implied duties or obligations.

2.2
Service Changes. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to a written amendment to Schedule 2. Any change to the Services agreed to by the Service Provider (a “Service Change”) will be set forth in an amendment to Schedule 2, which amendment must specify (i) the timeline and dependencies, and the Parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.” Client requests to change the Services necessitated by a change to the Client’s Organic Documents, Prospectus, Offering Documents or Policies and Procedures, or a change in applicable Law, will be subject to the Change Control Process. Without prejudice to the Change Control Process, the Client will promptly notify the Service Provider of any changes (or pending changes) in applicable Law with respect to the Client that are relevant to the Services.

2.3
Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause its employees and current and immediately preceding Agents to provide, to the Service Provider the information that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Prospectus, Offering Documents and Policies and Procedures of the Client and any amendments thereto.

2.4
Dependencies. The Service Provider will use reasonable efforts to provide the Services while any of the Dependencies specified in Schedule 3 subsist, provided that the Service Provider shall not be obliged to incur additional costs to do so.

2.5
Client Information. As between the Parties, the Client is responsible for the accuracy and completeness of, and the Service Provider has no obligation to review for accuracy or completeness of:  (i) information contained in the Organic Documents, Prospectus, Offering Documents and any Policies and Procedures; and (ii) any data submitted to the Service Provider for processing by or on behalf of the Client. The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Letter.

2.6
Use of Agents. The Service Provider is permitted to appoint Agents without the consent of the Client to perform any of the duties of the Service Provider under this Agreement. The Service Provider will use reasonable care in the selection and continued appointment of its Agents.

2.7	Other Services and Activities; Conflicts of Interest.
2.7.1
The Client acknowledges that the Service Provider and its Affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to the Client or to other Persons. The Client  also acknowledges that the Service Provider may be (i) prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such Affiliates in the course of providing such services and (ii) “walled off” from facts or things that may come to the knowledge of its Affiliates in the course of providing such services, and therefore may be unable to make any such disclosures to the Client, and the Client agrees that neither the Service Provider nor such Affiliates will be required or expected under this Agreement to do so.

2.7.2
Among other things, the Service Provider or an Affiliate may receive or generate valuation information with respect to securities, products or services of the Client, and neither the Service Provider nor any Affiliate is under any obligation to disclose such information to the Client or any of the Client’s Investors. The Client acknowledges that neither the Service Provider nor any Affiliate is under any obligation to use any such information to assess or verify the accuracy of any information, including valuation information, that the Service Provider receives from the Client or from any Person specified in clause 6.3.5.

2.7.3
Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Investors), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

2.8
AML/OFAC. The Client acknowledges that, unless included in the Services listed on Schedule 2, the Service Provider will not and shall have no duty or obligation to provide services relating to anti-money laundering (“AML”) compliance under the USA PATRIOT Act or compliance with any regulations or Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) in connection with the services provided under this Agreement.  The Client agrees to provide or cause to be provided to the Service Provider any AML or OFAC compliance reviews or reports conducted by Client or another Person in connection with the services provided by the Service Provider under this Agreement .

2.9	[Omitted intentionally]
2.10	[Omitted intentionally]
2.11	[Omitted intentionally]
2.12	[Omitted intentionally]
2.13
Withholding Taxes. Client acknowledges that Service Provider is not responsible pursuant to this Agreement for the withholding, deduction or payment of any U.S. federal withholding taxes.  Client nevertheless acknowledges that Service Provider or other relevant parties (including counterparties or Investors) may be required by applicable law to pay, withhold or deduct amounts in respect of taxes in connection with the Services, and that such amounts may be due even where there is no corresponding payment of cash to Client or where there is a payment of cash from Client to a counterparty, Investor, or other person.  Client authorizes Service Provider to pay, withhold or deduct any such amounts to the extent required or permitted by applicable law.  For the avoidance of doubt, and notwithstanding any other provision of this Agreement, Service Provider shall not be required to pay any additional amounts to Client or any counterparty or Investor in respect of such payment, deduction or withholding.  If Service Provider determines that taxes are due in connection with the Services and have not been paid (through withholding or otherwise), Service Provider shall notify Client of such unpaid taxes and Client shall promptly make a payment in respect of such taxes to the Internal Revenue Service and shall deliver to Service Provider the original or a certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to Service Provider.

3.	CLIENT COMMUNICATIONS
3.1
Authority. The Client authorizes the Service Provider to accept and act upon any communications, including Instructions and any form or document provided by an Authorized Person. The Client also authorizes the Service Provider to rely on the information and data it receives from any Persons specified in clause 6.3.5. The Client confirms that each Authorized Person is authorized to perform all lawful acts on behalf of the Client in connection with this Agreement including, but not limited to, (i) signing any agreements, declarations or other documents relating to the Services and (ii) providing any Instruction, until the Service Provider has received written notice or other notice acceptable to it of any change of an Authorized Person and the Service Provider has had a reasonable opportunity under the circumstances to act.

3.2
Instructions and Other Client Communications. The Client and the Service Provider shall comply with security procedures agreed from time to time by the Parties or, absent such agreement, other reasonable procedures used by the Service Provider, intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction. Depending upon the method of communication used by the Client, the security procedures may constitute one or more of the following measures:  unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Client.

3.3
Authentication. Provided the Service Provider complies with the applicable security procedures, the Client agrees that the Service Provider will be entitled to treat any communication, including any Instruction, as having originated from an Authorized Person and the Service Provider may rely and act on that communication as authorized by the Client.

3.4	Errors, Duplication. The Client shall be responsible for errors or omissions made by the Client or the duplication of any Instruction by the Client.
3.5
Incomplete or Insufficient Instructions. The Service Provider may act on Instructions where the Service Provider reasonably believes the Instruction contains sufficient information. The Service Provider may decide not to act on an Instruction where it reasonably doubts its contents.

3.6
Recall, Amendment, Cancellation. If the Client requests the Service Provider to recall, cancel or amend an Instruction, the Service Provider shall, subject to applicable Law, use its reasonable efforts to comply.

3.7
MIFT. The Client expressly acknowledges that it is aware that a MIFT increases the risk of error, security, privacy issues and fraudulent activities. If the Service Provider acts on a MIFT and complies with the applicable security procedures, the Client shall be responsible for any costs, losses and other expenses suffered by the Client or the Service Provider.

4.	COMPLIANCE WITH LAWS; NO ADVICE
4.1
Compliance. The Service Provider will comply in all material respects with all Laws applicable to the delivery of the Services. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law. No communication from the Service Provider to the Client in connection with this Agreement or the Services should be construed as tax or legal advice, and no such communication can be used or relied upon by the Client or any other taxpayer (i) for the purpose of avoiding tax penalties under the Internal Revenue Code or otherwise or (ii) promoting, marketing or recommending to another party any transaction or matter discussed herein.

4.2
No Fiduciary, etc. The Service Provider and its employees and Agents are not, under this Agreement, (i) acting as a fiduciary, certified public accountant or a broker or dealer, (ii) providing investment, accounting, valuation, legal or tax advice to the Client or any other Person, or (iii) providing investment advisory, portfolio management, risk management, depository, custodian or other services, including within the meaning of the AIFMD Regulations, to the Client or any other Person. The Service Provider shall not be required under this Agreement to take any action that would require licensing or registration to provide any of the foregoing services or perform any of the foregoing functions.

4.3
Laws Applicable to the Client. The Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for (i) monitoring or ensuring that the Client’s Policies and Procedures reflect the requirements of applicable Law or (ii) compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

5.	COMMUNICATIONS AND REPORTS TO CLIENT; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY
5.1
Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report with respect to the Services (a “Report”) and, in any case, within sixty (60) days from the date on which the invoice or Report is sent or made available to the Client. Nothing herein is intended to prevent the Client from notifying the Service Provider of any errors or corrections in an invoice or Report beyond such time, provided that the Service Provider shall not be responsible for any losses caused by such delay in notification.

5.2	Records and Access; Audits.
5.2.1	Upon request, the Service Provider will provide its Service Organization Control (“SOC 1”) report issued under the Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”).
5.2.2
The Client agrees that it shall pay such charges for (a) document collection, duplication, review and retrieval and (b) making the Service Provider personnel available for extraordinary periods as the Service Provider may reasonably request in connection with audits, examinations or inspections. The Client acknowledges that such charges may include the fees and expenses of external counsel to the Service Provider.

5.2.3	[Omitted intentionally]
5.2.4	Upon termination of this Agreement, the Service Provider may retain archival copies of records of the Client maintained by the Service Provider as part of the Services (“Client Records”).
5.3
Confidentiality. Responsibilities of each Party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions attached to this Agreement as Schedule 8, and the Parties agree to the terms specified in Schedule 8.

5.4
Service Provider IP. The Client acknowledges that: (i) as between the Client and the Service Provider, the Service Provider is the owner of all Service Provider IP; and (ii) the Service Provider has the right to use Service Provider IP to perform services for other Service Provider customers (including services that are similar or identical to those performed for the Client). Except as specifically set forth in clause 5: (a) this Agreement does not confer upon the Client any right, interest, claim, or title in or to any Service Provider IP; and (b) no license (whether express or implied) is granted to the Client, by estoppel or otherwise, to any Service Provider IP.

5.5
Client IP; Licenses. The Service Provider acknowledges that, as between the Client and the Service Provider, the Client is the owner of all Client IP. The Client grants to the Service Provider a limited, non-exclusive, non-transferable, license to permit the Service Provider, its Affiliates and Agents, and its and their personnel to use the Client IP during the Term of this Agreement for the purpose of providing the Services and as otherwise contemplated by the Confidentiality and Data Privacy Conditions.

5.6	Service Provider Licenses.
5.6.1
The Service Provider grants to the Client a limited, non-exclusive, non-transferable, non-sublicenseable license during the Term of this Agreement to permit the Client’s officers, employees and Agents to access those Service Provider Systems described in Schedule 2 via telecommunications lines solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. The Client will ensure that any use of access to the Service Provider Systems or Software (as described below) by the Client’s officers, employees or Agents is in accordance with this Agreement and the user manuals, customer bulletins and terms and conditions of use that are related to the Service Provider Systems or the Services and created by the Service Provider from time to time (“System Documentation”) and noticed to the Client. This license does not include: (i) any right for the Client or any officer or employee of the Client to access any data on the Service Provider Systems other than Client Records; or (ii) any license to any Software, except to the extent provided in clause 5.6.2. If there is a conflict between the terms of this Agreement and the System Documentation, the System Documentation shall prevail.

5.6.2
The receipt of certain Services identified in Schedule 2 may require the Client to directly access or use software that is owned by the Service Provider or licensed by the Service Provider from third parties (“Software”). The Service Provider grants to the Client a limited, non-exclusive, non-transferable, non-sublicenseable license, during the term of this Agreement, to permit the Client’s officers and employees to access and use the object code version of the Software solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. Except as authorized in writing by the Service Provider, the Client will not (and will not permit any officer, employee or Agent of the Client to): (i) disclose or distribute any Software (in any format) to any third party; (ii) permit any third party to access or use any Software (in any format) through any time-sharing service, service bureau, network, consortium, or other means; (iii) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the license granted in this clause 5.6.2 to any third party, whether by operation of law or otherwise; (iv) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms of any Software by any means; (v) modify or alter any Software in any manner; (vi) create derivative works based on any Software; or (vii) directly or indirectly copy any Software.

5.6.3
The Client will not remove (or allow to be removed) any proprietary rights notices from any Software and will display the Software name and the names, logos, trademarks, trade names, and any copyright notices of the Service Provider and the Service Provider’s licensors, as set forth thereon or reasonably requested by the Service Provider.

5.6.4
The Client will comply with all applicable use, export, and re-export restrictions and regulations with respect to any use by the Client or the Client’s officers, employees or Agents of Software delivered or made available to the Client as contemplated by this clause 5.6.

5.6.5	The Service Provider reserves all rights in the Service Provider Systems and in the Software that are not expressly granted to Client in this clause 5.6.
5.7	Service Data. Service Provider may provide Client with pricing and other data (“Service Data”) licensed from third party suppliers, including various exchanges (collectively, “Data Suppliers”).
5.7.1
Accordingly, the Client acknowledges and agrees that Service Provider is licensed to provide such data only upon the following conditions:  (i) it may not be used for any purpose independent of the service relationship established under this Service Agreement, and shall be used only internally (except, that Client may include a limited amount of Service Data (a) in fund performance reports sent to its clients relating to their actual investments and to its prospective clients, (b) in prospectuses and marketing materials, and (c) in order to fulfil a legal or regulatory requirement); (ii) no other external distribution of Service Data beyond that in clause (i) is permitted; (iii) Client will permit Data Suppliers and their affiliates reasonable access to audit Client’s use of data sourced from Data Suppliers; (iv) the Data Suppliers and their affiliates shall be third-party beneficiaries of this Agreement; and, (v) the Data Suppliers and their affiliates have no liability or responsibility to Client relating to Client’s receipt or use of the data.

5.7.2
If Client engages a subadvisor to help manage certain of its funds, then, upon consent of Service Provider, such Client may distribute the Data Supplier’s Service Data to such subadvisor; provided, however, that Client must enter into a written agreement with subadvisor which requires the subadvisor to agree to the provisions set forth in clauses (i)-(v) of clause 5.7.1 above.

5.7.3
In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to Client’s use of their data (including Data Supplier policies (the “Data Supplier Policies”)) and Client shall comply with such Policies. A Data Supplier may amend the Policies, without notice, from time to time.  A Data Supplier may, in its discretion, (x) direct Service Provider to terminate Client’s receipt of its data for any or no reason with or without notice; and (y) require Client to enter into an agreement with it directly as a condition of your receipt of its data.

5.7.4
The termination of a license agreement allowing Service Provider to provide the Service Data or of the Client’s rights to use Service Data may adversely affect the Services, and in such event any Service Provider obligation to provide such Service Data (or related data or reports) as part of the Services shall be terminated.  In such event, the Parties shall work cooperatively and in good faith to implement alternative sources for Service Data, subject to the Change Control Process.

5.7.5
Data Suppliers make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Service Data used by the Service Provider to provide the Services, and neither does the Service Provider.

5.7.6	Data Suppliers shall have no liability whatsoever to the Client in respect of Service Data used by the Service Provider to provide the Services, and neither shall the Service Provider.
5.7.7	No copyright or any other intellectual property rights in the Service Data used or provided by the Service Provider to provide the Services are transferred to the Client.
5.7.8	The Client shall not use Service Data for any illegal purpose or in any manner not specifically authorized by this Agreement.
5.7.9	If Client is located in Australia, Client hereby represents that it is a wholesale client within the meaning of s761G or s761GA of the Australian Corporations Act.
5.8
Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only (i) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (ii) in client lists used for marketing purposes. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other Party or its Affiliates without the prior written approval of the other Party.

5.9
Communications to Investors. Without the written approval of the Service Provider, the Client will not describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Investor in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals, provided that the Client include, upon request by the Service Provider, reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon. If the Services include the distribution by the Service Provider of notices or statements to Investors, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Investor notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by the Service Provider to include such notices. The Client shall not, in any communications with Investors, whether oral or written, make any representations to its Investors stating or implying that the Service Provider is providing valuations with respect to the Client’s securities, products or services, verifying any valuations, or verifying the existence of any assets in connection with the Client’s securities, products or services.

6.	SCOPE OF RESPONSIBILITY
6.1
Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).

6.2
Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including clause 6.1), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful misconduct, fraud or gross negligence of the Service Provider or any Service Provider Agent as a result of the performance or non-performance by the Service Provider of its obligations and duties hereunder, (ii) the Service Provider shall not be liable to the Client for any damages or losses caused by the performance or non-performance of any Agent selected by the Service Provider with reasonable care, and (iii) the Service Provider’s liability will be subject to the limitations set forth in this Agreement.

6.3	Limitations on Liability.
6.3.1
Upon the actual knowledge by any Party of the occurrence of any event relating to the provision of Services hereunder which may cause any loss, damage or expense to the Party, the Party shall as soon as reasonably practicable (i) notify the other Party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

6.3.2
The Client understands and agrees that (i) the obligations and duties of the Service Provider under this Agreement are not obligations or duties of any other member of the Citi Organization and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citi Organization. For the avoidance of doubt, exculpatory references to the Service Provider in this clause 6 shall be deemed to include references to the directors, officers, employees, Agents and delegates of the Service Provider.

6.3.3
The Service Provider will not be liable for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the request or with the consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; or (iv) if the failure results from a Force Majeure Event.

6.3.4
Subject to compliance by the Service Provider with its obligations in clause 3.2 with respect to authentication of Instructions, the Service Provider (i) shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any Instruction or any other information it receives from or on behalf of the Client or any Agent of the Client and (ii) shall be without liability for any loss or damage suffered by the Client or any of the Client’s Investors as a result of the Service Provider’s reliance on and utilization of any such Instruction or other such information. For the avoidance of doubt, the Service Provider shall not be liable and shall be indemnified by the Client for any action taken or omitted by it in good faith in reliance on any Instruction believed by it in good faith to have been authorized by an Authorized Person.

6.3.5
The Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy or incompleteness of, any data supplied by, and have no obligation to review any data supplied by, any third party, including, without limitation, (i) Data Suppliers, (ii) clearance or settlement systems, (iii) any Persons who possess information about the Client or its Investors reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, Authorized Participants, investment advisers, intermediaries, or custodians that service the Client or any Investors and their respective Agents and employees; and (iv) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Investors, and such third parties will not be considered Agents of the Service Provider for purposes of this Agreement.

6.3.6
About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Client. The Service Provider will not be liable if it relies on advice of counsel or independent accountants chosen or approved by the Client or chosen by the Service Provider with reasonable care.

6.3.7
The Service Provider (i) shall have no responsibility for the management of the investments or any other assets of the Client or its Investors, and (ii) shall have no obligation to review, monitor or otherwise ensure compliance by the Client with the investment restrictions (regardless of whether such restrictions are imposed on the Client under applicable Law), policies, restrictions or guidelines applicable to the Client or any other term or condition of the Organic Documents, Prospectus, Offering Document, or Policies and Procedures. The Service Provider shall have no liability to the Client or any Person specified in clause 6.3.5 for any loss or damage suffered as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Client or any misstatement or omission in the Prospectus.

6.3.8
The Client acknowledges that the Service Provider (i) does not provide valuations with respect to discrete securities in which the Client may invest, and does not value the Client’s products or services, except that to the extent specifically set forth in Schedule 2 the Service Provider may calculate the value of a portfolio of securities and financial assets owned by the Client, (ii) does not verify any valuations provided to it by the Client or any other Person, and does not verify the existence of any assets in connection with Client’s securities, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Client, Data Suppliers and other third parties, and (iii) shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of discrete assets.

6.3.9
Except As Expressly Provided In This Agreement, The Service Provider Hereby Disclaims All Representations And Warranties, Express Or Implied, Made To The Client Or Any Other Person In Connection With The Services And This Agreement, Including, Without Limitation, Any Warranties Regarding Quality, Suitability Or Otherwise (Irrespective Of Any Course Of Dealing, Custom Or Usage Of Trade), Of Any Services Or Any Goods Provided Incidental To Services Provided Under This Agreement. The Client Acknowledges That It Has Not Relied On Any Oral Or Written Representation Made By The Service Provider Or Any Person On Its Behalf Other Than Those Contained In This Agreement.

6.3.10
Notwithstanding anything in this Agreement to the contrary, the cumulative liability of the Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed the amount paid in fees by the Client (or, if applicable, by or on behalf of a Fund of the Client) in the twelve-month period preceding the date on which such loss, claim or damage occurred.

6.3.11	[Omitted intentionally]
6.3.12
The Service Provider shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Client or Person specified in clause 6.3.5 to provide the Service Provider with any information required by clause 2.

6.3.13
The Client acknowledges that the reporting obligations of the Service Provider (if any) set forth in the Schedule 2 do not constitute a duty to monitor compliance by the Client, and the Service Provider shall not be liable for ensuring compliance by the Client, with any legislation, regulations, or exemptions from legislation or regulations of any jurisdiction applicable to the Client.

6.3.14
Notwithstanding anything else to the contrary, references to the term Service Provider shall not mean CFSO with respect to Services provided by Citibank and vice-versa; CFSO shall have no liability for Citibank’s actions or inactions, and Citibank shall have no liability for CFSO’s actions or inactions.

6.4
Mutual Exclusion of Consequential Damages. Except for any liquidated damages agreed by the parties related to an unexcused termination of this agreement and except for the Client’s indemnification obligations, (i) each party shall be liable to the other party only for direct damages for any liability arising under this Agreement and (ii) under no circumstances shall any party be liable to any other party for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the party has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the other party.

7.	INDEMNITY
7.1
Indemnity. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party (including any Investor, or the U.S. Internal Revenue Service or any other competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign) arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

7.1.1	This Agreement, except any Loss resulting from the willful misconduct, fraud or gross negligence of the Service Provider or any of its Agents, in each case in connection with the Services; or
7.1.2
Any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document;

7.1.3
The offer or sale of Creation Units in violation of federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

7.1.4	All actions relating to the transmission of Creation Units or Authorized Participant data through the clearing systems of the National Securities Clearing Corporation, if applicable; or
7.1.5
Any act or omission of the Client, its Agents, or any Data Suppliers whose data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, the Service Provider must rely upon in performing its duties hereunder, or as a result of acting upon any Instructions of the Client.

In particular, to the extent the Service Provider or any of its Affiliates pays or has paid from its own funds or is or becomes required to pay any amount that should have been, but was not deducted and withheld from a payment to the Client or to any Investor, or to or from the Client’s or any Investor’s account, or any account with respect to any requirement under the Code and Treasury Regulations, any IGA, or any related law or guidance interpreting or implementing the same, the Client shall indemnify Service Provider or the relevant Affiliate in respect of such amount, plus any interest and penalties thereon. The Client understands that the Service Provider is not required to contest any demand made by the U.S. Internal Revenue Service or any other governmental authority for such payment.

7.2
Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which the Client may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Client of such assertion, and will keep the Client advised with respect to all developments concerning such claim; provided, that any delay or failure by the Indemnitee in providing such notification shall only affect the Client’s obligations and duties hereunder to the extent the Client is materially prejudiced as a result of such delay or failure. The Indemnitee shall have the option to participate in the defense of such claim, or to defend against said claim, at its own expense.

Notwithstanding the foregoing,

(i)
subject to clause (ii) below, the Service Provider may assume the defense of any claim at any time upon notice to the Client if (a) any such claim arises from a regulatory examination, investigation, inquiry or other regulatory action, proceeding or review of the Service Provider, (b) if the Service Provider determines that any such claim jeopardizes the Service Provider’s status under any registration or other Governmental Approval, (c) such claim is made by another client of the Service Provider, or (d) such claim seeks injunctive or other, similar relief that would require the Service Provider to take or refrain from taking any action; and

(ii)
under no circumstance shall any Indemnitee confess any claim or make any compromise of any claim in which the Client may be required to indemnify the Indemnitee, except with the other Client’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the Client shall have no obligation or duty with respect to any such confession or compromise that is made without such consent.

8.	FEES AND EXPENSES
8.1
Fee Letter. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of the Fee Letter, together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services listed or described in the Fee Letter. If Service Changes are necessitated by changes in applicable Law with respect to the Client, Citi reserves the right to increase its fees consistent with the Service Change plan agreed by the Parties as contemplated by the Change Control Process or, in the absence of such a Service Change plan, in a fair and equitable manner taking into account the number of other Service Provider clients affected by such change. Except as set forth in the Fee Letter, Fees and other amounts due to the Service Provider under this Agreement shall be due within ten (10) Business Days of the receipt by the Client of the invoice therefor.

8.2
Taxes. The Service Provider shall not be liable for any taxes, withheld amounts, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Investor, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Letter (if any).

9.	REPRESENTATIONS
9.1	General. Each Party represents at the date this Agreement is entered into and any Service is used or provided that:
9.1.1	It is duly organized and in good standing in every jurisdiction where it is required so to be;
9.1.2	It has the power and authority to sign and to perform its obligations under this Agreement;
9.1.3
This Agreement is duly authorized (including, if the Client has a board of directors, by such board of directors) and signed by an authorized officer of such Party and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

9.1.4	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;
9.1.5	Any act required by any relevant Governmental Authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and
9.1.6	The performance by such Party of its obligations under this Agreement will not violate or breach any applicable Law or contract binding on such Party.
The Service Provider’s representations and warranties in relation to clauses 9.1.2, 9.1.4 and 9.1.6 above, as relevant to the provision by Service Provider of Service Data under this Agreement, are subject to clause 5.7 of this Agreement.

9.2	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:
9.2.1
Where it acts as an agent on behalf of any of its own Investors, whether or not expressly identified to the Service Provider from time to time, any such Investors will not, by virtue of the services provided hereunder by the Service Provider to the Client, be customers or indirect customers of the Service Provider;

9.2.2
The Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any Affiliate of the Service Provider or any customers of the Service Provider or such Affiliates may from time to time invest in or through the Client;

9.2.3
Without prejudice to any more specific obligations set forth in this Agreement, the Client has obtained all consents from Investors required in connection with the engagement by the Client of the Service Provider to provide the Services;

9.2.4	It is in compliance with all Laws applicable to it, including, but not limited to, all securities, tax and commodities laws;
9.2.5	It has received from the Securities and Exchange Commission an order to operate as an exchange traded fund and is duly authorized to issue the Shares; and
9.2.6	Its entry into this Agreement is not intended to constitute a delegation of any of the functions described in clause 4.2 of this Agreement.
9.3	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:
9.3.1	It has commercially reasonable data security and business continuity controls and plans; and
9.3.2	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.
10.	TERM AND TERMINATION
10.1
Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (“Initial Term”) and will renew automatically at the end of the Initial Term for one (1) year renewal terms unless one Party gives the other Party written notice of non-renewal not less than ninety (90) days prior to the expiration of the Initial Term or the then-current renewal term, as applicable. The Initial Term and any such Renewal Term shall be the “Term” of this Agreement.  For the avoidance of doubt, termination of this Agreement will constitute termination of all Services listed in the attached Schedule 2.

10.2	Termination. Subject to clause 10.3:
10.2.1	Either Party may terminate this Agreement, with or without cause, but only after the expiration of the Initial Term, by giving the other Party one hundred eighty (180) days’ written notice.

10.2.2
Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder (including the payments by the Client of the fees and expenses set forth in the Fee Letter); provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

10.2.3	This Agreement may be further terminated by either Party immediately in the event of:
(i)
the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(ii)	either Party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

10.2.4
This Agreement may be terminated by the Service Provider immediately (i) based on the Service Provider’s reasonable opinion that the Client has violated its obligation under clause 4.1 with respect to compliance with Law [or (ii) upon the expiration or termination of the Global Custodial and Agency Services Agreement dated ______, 201__.]

10.3	Termination-related Obligations. Related to termination of this Agreement:
10.3.1
If the Client has terminated this Agreement without cause (other than as set forth in clause 10.2.1) or if the Service Provider has terminated this Agreement pursuant to clauses 10.2.2-10.2.4, the Client will pay the Service Provider as liquidated damages for such default, an amount equal (i) to the Monthly Fee payable by the Client (or, if no such Monthly Fee is specified in the Fee Letter, the average monthly fees payable by the Client for the preceding six (6) months) multiplied by (ii) the greater of the number of months remaining in the Term as of the effective date of such termination or, if the Initial term is expired, twelve (12) (“Liquidated Damages”). In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by the Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to the Service Provider will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Client will cause substantial damages to the Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to the Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

10.3.2
Upon termination, the Service Provider will, at the expense and written direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. If by the termination date the Client has not given written Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the Client provides such Instructions to deliver the Client Records, provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records, and the Service Provider shall have no obligation to keep the Client Records beyond six (6) months after the termination date. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider (and will not be responsible for the fees, charges or expenses of any successor service provider) in connection with the termination of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in Schedule 2 or the Fee Letter.

10.4
Surviving Terms. The rights and obligations contained in clauses 2.5, 2.11, 2.12, 5.1, 5.3 (to the extent set forth in the CDPC), 6, 7, 8, 10.3, 10.4, 11 and 12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION
11.1	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflict) of the State of New York.

11.2
Arbitration. To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at FINRA (even though neither party hereto may be a FINRA member). Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

11.3
Sovereign Immunity. Each Party irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS
12.1
Entire Agreement; Amendments. This Agreement consists exclusively of this document, together with any schedules, exhibits, and annexes, and supersedes any prior agreement related to the subject matter hereof, whether oral or written. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider, provided that an affiliate of the Client may join this Agreement as a new Client upon the execution by such new Client and the Service Provider of a mutually agreed, written joinder in the form attached hereto as Exhibit B (a “Joinder”), without the requirement that all then-current Clients execute such joinder. Any modifications to this Agreement shall be set forth in consecutive, numbered amendments.

12.2
Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

12.3
Waiver of Rights. Subject to clause 5.1, no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

12.4
Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

12.5
Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment or transfer to (i) an Affiliate, (ii) a successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or a substantial portion of  the Service Provider’s assets or business that are used to provide the Services.

12.6	Headings. Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.
12.7	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.
12.8
Third Party Beneficiaries or Joint Venture. Except for Indemnitees contemplated by clause 7 or as set forth in clause 5.7.1, there are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

12.9
Certain Communications. The Client hereby acknowledges that if it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner, it (i) accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process and (ii) agrees that in such circumstances neither the Service Provider nor its Affiliates or Agents shall be responsible if a Person other than the intended recipient intercepts, discovers or acts upon such a communication. Upon notice, the Service Provider may require delivery of documents referenced above in an encrypted manner.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

SERVICE PROVIDER(S)
CITI FUND SERVICES OHIO, INC
By:	/s/Jay Martin
Name:	Jay Martin
Title:	President
Date:	9-27-17
CITIBANK, N.A.
By:	/s/Jay Martin
Name:	Jay Martin
Title:	Vice President
Date:	9-27-17

CLIENT
ENTREPRENEURSHARES SERIES TRUST
By:	/s/Joel Shulman
Name:	Joel Shulman
Title:	Managing Director
Date:	9-27-17

Schedule 1 to Services Agreement

Definitions

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

“Agent” means any administrative or other service provider selected and used by a Party in connection with carrying out its obligations under this Agreement, whether or not such person would be deemed an agent under principles of any applicable law.

“Agreement” means the Services Agreement to which this Schedule 1 is attached, and all other schedules, exhibits and annexes thereto, as they may be properly amended from time to time.

“AIFMD Regulations” means applicable regulations adopted from time to time pursuant to Alternative Investment Fund Manager Directive 694/2014 of the European Parliament, as amended from time to time.

“AML” has the meaning set forth in clause 2.8 of this Agreement.

“Authorized Person” means the Client or any Person that the Service Provider believes in good faith to be authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such Person) and as notified to the Service Provider in a notice reasonably acceptable to the Service Provider.

“Authorized Participant” means a broker or dealer that is a “participant” as defined in the rules of DTC and that has executed an Authorized Participant Agreement with the Distributor for the purchase and redemption of Creation Units.

“Authorized Participant Agreement” means an agreement between the Distributor, on behalf of the Client, and an Authorized Participant governing the purchase and redemption of Creation Units.

“Business Day” has the meaning set forth in Schedule 2.

“Change Control Process” has the meaning set forth in clause 2.2 of this Agreement.

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client” has the meaning set forth in the recitals to this Agreement.

“Client IP” means: (i) all Confidential Information of the Client, (ii) Investor lists and all information related to Investors furnished to or maintained by the Service Provider in connection with this Agreement, (iii) the unique investment methods utilized by a Client and the identities of the portfolio holdings at any time and from time to time of the Client, and (iv) all Intellectual Property Rights of the Client (whether owned, controlled, or licensed by the Client), excluding any architecture, structures, code, data, elements, formats, or Intellectual Property Rights that: (A) are developed by or on behalf of the Service Provider based on written requirements, settings or direction given by the Client; and (B) are embodied in the Service Provider Systems or the Services.

“Client Records” has the meaning set forth in clause 5.2 of this Agreement.

“Confidential Information” has the meaning assigned thereto in the Confidentiality and Data Privacy Conditions.

“Confidentiality and Data Privacy Conditions” or “CDPC” means the confidentiality and data privacy terms attached to this Agreement as Schedule 8.

“Creation Unit” means a large block of a specified number of Shares, as specified in the Prospectus.  A Creation Unit is the minimum number of Shares that may be created or redeemed at any one time.

“Data Suppliers” has the meaning set forth in clause 5.7 of this Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to this Agreement.

“Distributor” means the part identified as distributor or principal underwriter in the Prospectus that signs the Authorized Participant Agreement on behalf of the Client.

“DTC” means the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York.

Schedule 1 to Services Agreement

“DTC Participant” means a “participant” as such term is defined in the rules of DTC.

“DTC Participant Account” means an “account” as such term is defined in the rules of DTC.

“Effective Date” means the date first set forth on page 1 of this Agreement.

“Fee Letter” means a letter agreement between the Parties substantially in the form of Exhibit A of this Agreement, or in such other form agreed by the Parties, referencing this Agreement and describing the fees and expenses payable by the Client to the Service Provider in respect of the Services and this Agreement.

“Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Agent of the Service Provider, such as unavailability of communications systems or Service Data, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any domestic or foreign regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in clause 7.1 of this Agreement

“Initial Term” has the meaning set forth in clause 10.1 of this Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium as provided in this Agreement.

“Intellectual Property Rights” means all trade secrets, patents and patent applications, trade marks (whether registered or unregistered and including any acquired goodwill), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not), rights in business processes, and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world

“Investor” means any Person to whom the Client sells securities, products or services the sale or servicing of which are supported by the Services provided under this Agreement.

“Joinder” has the meaning set forth in clause 12.1 of this Agreement.

“Laws” means any domestic or foreign statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in clause 10.3.1 of this Agreement.

“Loss” has the meaning set forth in clause 7.1 of this Agreement.

“MIFT” means a manually initiated Instruction to effect a transfer of assets owned by the Client or an Investor.

“Monthly Fee” has the meaning set forth in the Fee Letter.

“OFAC” has the meaning set forth in clause 2.8 of this Agreement.

“Offering Document” has the meaning set forth in clause 5.9 of this Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents, Prospectus, and the Offering Documents.

“Prospectus” has the meaning set forth in the preamble to this Agreement.

“Report” has the meaning set forth in clause 5.1 of this Agreement.

“Service Change” has the meaning set forth in clause 2.2 of this Agreement.

Schedule 1 to Services Agreement

“Service Data” has the meaning set forth in clause 5.7 of this Agreement.

“Service Provider” means CFSO with respect to general matters and Services specifically identified and described in Schedule 2, and means Citibank with respect to general matters and Services specifically identified and described in Schedule 2.

“Service Provider IP” means: (i) all Confidential Information of Service Provider; (ii) all Intellectual Property Rights of the Service Provider (whether owned, controlled, or licensed by Service Provider); (iii) the Service Provider Systems; (iv) all modifications to the Service Provider Systems regardless of whether the Client or a Client Affiliate paid for any such modifications; and (v) all other ideas, concepts, know-how, works of authorship, inventions, and intellectual property created or conceived by the Service Provider.

“Service Provider Systems” means the systems owned or operated by the Service Provider in providing any Services hereunder, including all hardware, software and methods utilized in the operation and provision of Service Provider Systems, all Intellectual Property Rights of the Service Provider, all ancillary programs and documentation utilized in the provisioning of any Services, and all modifications thereto.

“Services” means the services set forth in Schedule 2.

“Shares” has the meaning set forth in the preamble to this Agreement.

“SOC 1” has the meaning set forth in clause 5.2 of this Agreement.

“Software” has the meaning set forth in clause 5.6.2 of this Agreement.

“SSAE 16” has the meaning set forth in clause 5.2 of this Agreement.

“Standard of Care” has the meaning set forth in clause 6.1 of this Agreement.

“Start-Up” means the activities (including changes to Service Provider Systems and operating environment) and information required so that the Services may be performed by the Service Provider.

“System Documentation” has the meaning set forth in clause 5.6.1 of this Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement

Schedule 2 to Services Agreement

Services provided by Citi Fund Services Ohio

Fund Accounting Services
•    Calculate net asset value (NAV) and public offering price (POP)
• Compute net income, dividend payments, capital gains, dividend factors, 7 and 30 day yields, SEC yields and weighted average maturity
• Verify/reconcile daily trade activity with custodian/investment advisor
• Execute security pricing per direction of the Fund
• Determine unrealized appreciation and depreciation on securities
• Amortize premiums and discounts on securities, as required
• Reset interest accruals on variable/floating rate securities
• Monitor timely settlement of income payments and security trades
• Identify, research and post all corporate actions due to the Fund
• Calculate fee-based expenses
• Reconcile cash, foreign currency and security holding positions with custodian
• Post shareholder activity from transfer agent and reconcile share balances with transfer agent
• Post portfolio trade activity from Investment Advisor(s)
• Provide various reports to Investment Advisor(s) on daily/weekly/monthly basis
• Provide periodic reports:  Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets and Financial Highlights
• Provide accounting information for the funds’ federal and state income tax returns and federal excise tax return
• Provide accounting information for the funds’ annual/semiannual reports and registration statement
• Provide accounting information for Board and management meetings
• Respond to surveys from industry publications (i.e., Lipper, Morningstar, ICI, S&P)
• Maintain books and records of the Fund
• Maintain journals containing an itemized daily record of purchases and sales of securities, receipts and disbursements of cash and all other debits and credits, as required
• Maintain general and auxiliary ledgers reflecting all asset, liability reserve, capital, income and expense accounts, including interest accrued/received, as required
• Post all Fund transactions to general ledger categories, as appropriate
• Prepare monthly trial balance

Fund Administration Services

• Prepare semiannual and annual financial statements
• Prepare, gather, and summarize pertinent control information to assist certifying officers in their due diligence/certification responsibilities
• Prepare and file Form N-SAR, N-CSR, N-Q, 24f-2, N-MFP
• Prepare annual fund expense budget and periodic accrual analyses and  initiate authorized expense payments to the custodian
• Provide monitoring and reporting of expense caps, waivers and recoupments
• Register fund portfolios with NASDAQ
• Prepare financial materials for Board and management meetings
• Compile/report annual statistical information to ICI, as appropriate
• Perform calculation of 1-, 3-, 5-, and 10-year returns
• Ensure consistency of performance information with reporting agencies such as Lipper, Morningstar, and S&P
• Prepare monthly/quarterly portfolio statistics for reporting and marketing
• Calculate and disseminate monthly performance information
• Support the Trust’s Principal Financial Officer
• Oversee the evaluation of Fund Disclosure Controls and Procedures (DCP), including preparation of assurance files

• Resolve audit comments
• Serve as financial liaison to Board and Audit Committee
• Administer best practices and provide accounting/regulatory guidance on accounting issues
• Review impact of new or revised rules and assist in practical implementation
• Review current environment to ensure that controls are functioning properly
• Review calculation of declaration of income/capital gain distributions to ensure compliance with income/excise tax distribution requirements
• Review and file federal/state income tax returns and federal excise tax returns within statutory deadlines
• Prepare/distribute year-end shareholder tax letters and Forms 1099-MISC within 30 days of year-end
• Consult on tax implications of strategic business plans and complex securities*
• Ensure all required tax disclosures are included with financial statements and Form N-Q
• Comprehensive compliance monitoring includes tests for various restrictions, including Rule 2a-7 money market regulations, credit quality, diversification & concentration
• Portfolio management training
• Management and Board reporting
• Advisor checklists and certifications
• Audit preparation and support

ETF Specific Processing
• ETF Order Processing

Services Provided by Citibank North America

ETF Specific Processing
• ETF Basket Creation and Dissemination • ETF Trade Bursting • ETF Fail Monitoring/Collateral

Annex to Schedule 2 to Services Agreement

List of Funds

Entrepreneur 30 Fund Authorized Participant Fees of $250

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services and its other obligations in connection with the Agreement are dependent upon:

1.
The Client and its employees, agents, subcontractors, predecessor service providers and other Persons that are not employees or Agents of the Service Provider whose cooperation is reasonably required for the Service Provider to provide the Services and meet its obligations under any Implementation Plan agreed by the Parties (including, without limitation, investment advisors, custodians, and intermediaries) providing cooperation, information and, as applicable, Instructions to the Service Provider promptly, in agreed formats, by agreed media and within agreed timeframes as required to allow the Service Provider to (i) provide the Services, (ii) meet its obligations under any Implementation Plan agreed by the Parties, (iii) meet its other obligations under the Agreement, and (iv) resolve or reconcile discrepancies between or among data sources.

2.	The communications systems operated by the Client and third parties (other than Agents) in respect of activities that interface with the Services remaining fully operational.
3.
The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, current and predecessor Agents and other Persons (including, without limitation, investment advisors, custodians, and intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider.

4.	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.
5.	Any warranty, representation, covenant or undertaking expressly made by the Client under the Agreement being and remaining true and correct at all times.
6.	Any of the items listed in documents agreed between the Parties from time to time as being the responsibility of the Client.
7.	Without limitation to the foregoing, in connection with any Implementation Plan or Service Change plan agreed by the Parties, Dependencies shall include:
7.1
The Client agreeing to Service Change plan or, if applicable, implementation plan proposed by the Service Provider in a timely manner or negotiating changes in good faith and with reasonable promptness and diligence.

7.2
The Client satisfactorily completing in a timely fashion (including any deadlines imposed under the such Service Change plan or implementation plan) any software development, connectivity, or other obligations required to be completed by the Client or its Agents in order for the Service Provider to satisfy its obligations under such Service Change plan or implementation plan or perform the Services (unless such delay is caused by a failure of the Service Provider or an employee or Agent of the Service Provider, to complete in a timely manner any obligation of the Service Provider thereunder or otherwise, the completion of which by the Service Provider is not dependent upon another Dependency).

7.3	Timely delivery of technical data details and internal information of the Client, as reasonably requested by the Service Provider.
7.4	The Client meeting any obligations mutually agreed in writing in connection with such testing plans.
7.5
With respect to any functions or activities that are subject to acceptance testing by the Client in connection with any such Service Change plan or implementation plan, the timely delivery to the Service Provider of acceptance feedback and final acceptance, provided that with respect to any final acceptance the work and output meets any mutually agreed business, functional and technical requirements specifications in all material respects.

Schedule 3 to Services Agreement

Schedules 4 to 7 to Services Agreement

[Omitted Intentionally]

Schedule 4 –7 to Services Agreement [Omitted Intentionally]

Schedule 8 to Services Agreement

Confidentiality and Data Privacy Conditions

1.
Introduction. These conditions (“Conditions”) form part of the Services Agreement (the “Agreement”) that applies between the Client and the Service Provider in relation to the provision of Services to the Client pursuant to the Agreement. The purpose of these Conditions is to set out each Party’s obligations in relation to Confidential Information and Personal Data received from the other Party in connection with the provision of Services under the Agreement. Some provisions of these Conditions are region-specific and will only apply in respect of the regions or countries specified. In some countries, further country-specific terms are required, and these will be included in the local conditions for that country provided in writing to the Client.

2.
Protection of Confidential Information. The Receiving Party will treat the Disclosing Party’s Confidential Information as confidential in accordance with the terms hereof and exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care.

3.
Use and disclosure of Confidential Information. The Disclosing Party hereby grants the Receiving Party the right to use and disclose the Disclosing Party’s Confidential Information to the extent necessary to accomplish the relevant Permitted Purposes and as otherwise expressly set forth in these Conditions. The Receiving Party will only use and disclose the Disclosing Party’s Confidential Information to the extent permitted in these Conditions.

4.
Exceptions to confidentiality. Notwithstanding anything in these Conditions to the contrary, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to  information that: (i) is in or enters the public domain other than as a result of the act or omission of the Receiving Party or its Affiliates, or their respective Representatives, in breach of these Conditions; (ii) is obtained by the Receiving Party from a third party believed by the Receiving Party to have authority to provide it or already known by the Receiving Party, in each case without notice of any obligation to maintain it as confidential; (iii) was independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; (iv) an Authorized Persons has agreed that the Receiving Party may disclose it; or (v) constitutes Anonymized and/or Aggregated Data.

5.	Authorized disclosures.
5.1
Affiliates and Representatives. The Receiving Party may disclose the Disclosing Party’s Confidential Information to Receiving Party’s Affiliates and to those of the Receiving Party’s and its Affiliates’ respective Representatives who have a “need to know” such Confidential Information, although only to the extent necessary to fulfil the relevant Permitted Purposes. The Receiving Party shall ensure that any of its Affiliates and such Representatives to whom the Disclosing Party’s Confidential Information is disclosed pursuant to this Condition 5.1 shall be bound to treat such Confidential Information as confidential and to use it for only the relevant Permitted Purposes.

5.2
Other disclosures. Service Provider Recipients may: (i) disclose the Client‘s Confidential Information to such parties as may be designated by the Client (for example, the Client’s shared service centre) and to Client Affiliates; and (ii) disclose the Client’s Confidential Information to Payment Infrastructure Providers and Securities Infrastructure Providers on a confidential basis to the extent necessary for the provision of the Services under the Agreement.

5.3
Payment reconciliation. When the Client instructs the Service Provider to process, investigate or reconcile a payment or transaction between an account of the Client or one of its customers and a third party’s account, the Service Provider may disclose to the third party the Client’s name, address and account number (and such other Client Confidential Information as may be reasonably required by the third party to effect such payments or transaction, respond to requests from information about such payments or transactions, or perform payment or transaction reconciliations).

5.4
Legal and regulatory disclosure. The Receiving Party (and, where the Service Provider is the Receiving Party, Service Provider Recipients, Payment Infrastructure Providers and Securities Infrastructure Providers) may disclose the Disclosing Party’s Confidential Information pursuant to legal process, or pursuant to any other foreign or domestic legal and/or regulatory obligation or request, or agreement entered into by any of them and any governmental authority, domestic or foreign, or between or among any two or more domestic

Schedule 8 to Services Agreement

or foreign governmental authorities, including disclosure to courts, tribunals, and/or legal, regulatory, tax and government authorities, and persons from whom they receive or to whom they make, process, administer or reconcile payments or other financial transactions on behalf of the Disclosing Party.

6.
Retention and deletion. On termination of the Agreement, each of the Client and Service Provider Recipients shall be entitled to retain and use the other party’s Confidential Information, subject to the confidentiality and security obligations herein, for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies to the extent that this is permissible under laws and regulations applicable to the Receiving Party, but shall otherwise securely destroy or delete such Confidential Information. Notwithstanding the foregoing, the Receiving Party shall not be obliged to destroy electronic records.

7.	Data privacy.
7.1
Compliance with law. The Receiving Party will comply with local data protection laws applicable to the Receiving Party in Processing Disclosing Party Personal Data in connection with the provision or receipt of Services under the Agreement.

7.2
Confidentiality and security. The Service Provider will, and will use reasonable endeavours to ensure that Service Provider Affiliates and Third Party Service Providers will, implement reasonable and appropriate technical and organizational security measures to protect Client Personal Data that is within its or their custody or control against unauthorized or unlawful Processing and accidental destruction or loss.

7.3
Purpose limitation. The Client hereby authorizes and instructs the Service Provider to Process Client Personal Data in accordance with and as permitted by these Conditions and to the extent reasonably required for the relevant Permitted Purposes for the period of time reasonably necessary for the relevant Permitted Purposes. The Service Provider shall not Process Client Personal Data for any other purpose unless expressly authorized or instructed by the Client.

7.4
International transfer. The Client acknowledges that in the course of the disclosures described in Condition 5 (Authorized disclosures) above, Disclosing Party Personal Data may be disclosed to recipients located in countries that do not offer a level of protection for those data as high as the level of protection in the country in which the Service Provider is established or the Client is located.

7.5
Consent and warranty. To the extent that the Client is the Data Subject of Client Personal Data Processed by the Service Provider, then the Client consents to the Service Provider’s Processing of all of such Client Personal Data as described in Conditions 3 to 7. To the extent that the Service Provider Processes Client Personal Data about other Data Subjects (for example, the Client’s personnel or Related Parties or the Client’s customers), the Client warrants that to the extent required by applicable law or regulation it has provided notice to and obtained consent from such Data Subjects in relation to the Service Provider’s (and its Affliates’ and Third Party Service Providers’) Processing of their Personal Data as described in those Conditions (and will provide such notice or obtain such consent in advance of providing similar information for such Processing to the Service Provider of such Affiliates or Third Party Service Providers in future). The Client further warrants that any such consent has been granted by these Data Subjects for the period reasonably required for the realisation of the relevant Permitted Purposes. The parties acknowledge and agree that the above consent may not be required if the Processing is necessary for the performance of obligations resulting from a contract with the Data Subject or imposed by law, or for the purposes of legitimate interests pursued by the Service Provider or a person to whom the Client Personal Data are disclosed which are not outweighed by prejudice to the rights, freedoms or legitimate interests of the Data Subjects or (other than where the Service Provider is established in Austria and/or the Czech Republic) for the Processing of information relating to persons other than living individuals. Service Provider’s Affiliates and Third Party Service Providers shall be third party beneficiaries of the Client’s warranties in this Condition 7.5.

7.6
Employee reliability and training. The Service Provider will take reasonable steps to ensure the reliability of its employees who will have access to Client Personal Data and will ensure that those of its employees who are involved in the Processing of Client Personal Data have undergone appropriate training in the care, protection and handling of Personal Data.

7.7
Audit. The Service Provider shall provide the Client with such information as is reasonably requested by the Client to enable the Client to satisfy itself of the Service Provider’s compliance with its obligations under Condition 7.2 (Confidentiality and security). Nothing in this Condition 7.7 shall have the effect of requiring the

Schedule 8 to Services Agreement

Service Provider, its Affiliates or any Third Party Service Provider to provide information that may cause it to breach its respective confidentiality obligations to third parties or its respective internal data security and confidentiality policies and procedures.

8.
Security Incidents. If the Service Provider becomes aware of a Security Incident, the Service Provider will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of law and regulation applicable to Service Provider. The Service Provider will notify the Client of any Security Incident as soon as reasonably practicable after the Service Provider becomes aware of a Security Incident, unless the Service Provider is subject to a legal or regulatory constraint, or if it would compromise the Service Provider’s investigation. The parties agree that where the Service Provider has no direct contractual relationship with Data Subjects whose data have been compromised in a Security Incident, the Client will be responsible for making any notifications to regulators and individuals that are required under applicable data protection law or regulation. The Service Provider will provide reasonable information and assistance to the Client to help the Client to meet its obligations to Data Subjects and regulators. Neither the Service Provider nor the Client will issue press or media statements or comments in connection with the Security Incident that name the other party unless it has obtained the other party’s prior written consent.

9.	Data protection: EEA and Jersey - specific provisions. The following provisions of this Condition 9 apply only where the Service Provider is established in the European Economic Area or Jersey:
9.1
Withdrawal of consent. Consent to the Processing of Personal Data is voluntary and Data Subjects may withdraw their consent to this Processing. However, if consent is withdrawn and unless the Service Provider is entitled to continue the relevant processing without consent, this may prevent the Service Provider from providing Services under the Agreement. Data Subjects may have recourse to the courts in the event that their rights have been infringed.

9.2
Data subject rights. Data Subjects may object, by request and free of charge, to the Processing or Disclosing Party Personal Data relating to them for certain purposes, including direct marketing, and may access and rectify, or request deletion in compliance with local law and the terms herein, of Disclosing Party Personal Data relating to them, and may request not to be subject to an automated decision. More information about the Service Provider’s Processing of Client Personal Data, the relevant data protection authority and data processing registrar, if applicable, may be obtained by contacting the Client’s account manager.

9.3
Data processor. If and to the extent that the Service Provider’s Processing activities in relation to Client Personal Data cause it to be regarded as a data processor for the Client, the Service Provider will act only on the Client’s instructions in relation to such data. Client's instructions are as specified in Condition 7.3.

9.4
Information and assistance. The Service Provider shall provide such information and assistance to the Client as the Client may reasonably request in order to enable the Client to comply with the rights of Data Subjects or with information notices served by any data protection authority.

9.5
Recipients. Clients of Service Provider establishments in Bulgaria, the Czech Republic, Hungary, Italy and Spain may obtain further information about Service Provider Affiliates, the Service Provider’s Third Party Service Providers and Payment Infrastructure Providers and Securities Infrastructure Providers to whom their Personal Data has been disclosed on request from the Client’s account manager.

10.	Definitions. Capitalised terms used in these Conditions shall have the meanings given to them in the Services Agreement or as set out below:
“Affiliate” means either a Service Provider Affiliate or a Client Affiliate, as the context may require;

“Anonymized and/or Aggregated Data” means information relating to the Disclosing Party or its Related Parties (or, in the case of Client, its customers) received or generated by the Receiving Party in connection with the provision or receipt of the Services under the Agreement and in respect of which all personal identifiers have been removed, and/or which has been aggregated with other data, in both cases such that the data cannot identify the Disclosing Party, its Affiliates or Related Parties or their respective customers or Representatives, or a natural person;

“Conditions” means these Confidentiality and Data Privacy Conditions;

“Confidential Information” means:

Schedule 8 to Services Agreement

(A)
where the Disclosing Party is the Client or a Client Affiliate, or any of their respective Representatives: information relating to the Client or Client Affiliates or their respective Representatives or Related Parties received by Service Provider Recipients in the course of providing Services under the Agreement to the Client, including all Client Personal Data, Client’s transactional information, and any other information that is either designated by the Client as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature; or

(B)
where the Disclosing Party is the Service Provider or a Service Provider Affiliate, or any of their respective Representatives or Third Party Service Providers or technology or data licensors: information relating to the Service Provider or Service Provider Affiliates or their respective Representatives, Third Party Service Providers or technology or data licensors, received or accessed by the Client, Client Affiliates and their respective Representatives in connection with the receipt of Services under the Agreement, including Service Provider Personal Data, information relating to the Service Provider’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and on-line computer screens), pricing information, internal policies, operational procedures and any other information that is either designated by the Service Provider as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature;

“Control” means that an entity possesses directly or indirectly the power to direct or cause the direction of the management and policies of the other entity, whether through the ownership of voting shares, by contract or otherwise;

“Client Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by, or is under common Control with Client, and any branch thereof, including, without limitation, if the Client is an investment adviser or other financial institution, pooled investment vehicles managed or sponsored by the Client with respect to which Service Provider provides Services under the Agreement;

“Client Personal Data” means Personal Data relating to a Data Subject received by or on behalf of the Service Provider from the Client, Client Affiliates and their respective Representatives and Related Parties in the course of providing Services under the Agreement to the Client. Client Personal Data may include names, contact details, identification and verification information, nationality and residency information, taxpayer identification numbers, voiceprints, Service Provider account and transactional information (where legally permissible), to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

“Data Subject” means a natural person who is identified, or who can be identified directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such natural person. For the purpose of these Conditions, Data Subjects may be the Client, Client Affiliates, the Service Provider, their personnel, Related Parties, customers of the Client, suppliers, payment remitters, payment beneficiaries or other persons;

“Disclosing Party” means a party to the Agreement that discloses Confidential Information to the other party;

“Disclosing Party Personal Data” means Personal Data provided by or on behalf of the Disclosing Party to the Receiving Party in the course of the provision or receipt of the Services under the Agreement;

“Payment Infrastructure Provider” means a payments clearance system or other third party which forms part of a payment system infrastructure, including without limitation communications, clearing or payment systems and intermediary banks or correspondent banks who are not agents of the Service Provider;

“Permitted Purposes” in relation to the Service Provider’s use of Client’s Confidential Information means the following purposes: (i) to provide Services under the Agreement to the Client and, where contemplated by the Agreement, the Client’s Affiliates and Related Parties, in accordance with the Agreement; (ii) to undertake activities related to the provision of Services under the Agreement, such as, by way of non-exhaustive example: (a) to fulfil foreign and domestic legal, regulatory and compliance requirements (including US anti-money laundering obligations applicable to the Service Providers and its Affiliates) and comply with any law applicable to any of the Service Provider, Service Provider Affiliates and their respective Third Party Service Providers; (b) to verify the identity of Client representatives who contact the Service Provider or may be contacted by the Service Provider; (c) for risk assessment, statistical, trend analysis and planning purposes; (d) to monitor and record calls and electronic communications with the Client and its Affiliates and Related Parties and their respective Representatives for quality, training, investigation and fraud prevention purposes; (e) for crime detection, prevention, investigation and prosecution; (f) to enforce or defend the Service Provider’s, its Affiliates’ and Third Party Service Providers’ rights; and (g) to manage the Service Provider’s relationship with the Client and, where Services may be consumed by them as contemplated by the Agreement, the Client’s Affiliates and Related Parties, which may include providing information to Client and Client Affiliates and Client’s Related Parties about the Service Provider’s and Service Provider Affiliates’ products and services; and (iii) the purposes set out in Condition 5 (Authorized disclosures);

Schedule 8 to Services Agreement

“Permitted Purposes” in relation to the Client’s use of the Service Provider’s Confidential Information means the following purposes: to enjoy the benefit of, enforce or defend its rights and perform its obligations in connection with the receipt of Services from the Service Provider in accordance with the Conditions, and to manage the Client’s relationship with the Service Provider;

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law;

“Processing” of Personal Data means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such Personal Data;

“Receiving Party” means a party to the Agreement that receives Confidential Information from the other party to the Agreement;

“Related Party” means any natural person or entity, or branch thereof, that: (i) owns, directly or indirectly, stock of the Client, if the Client is a corporation, (ii) owns, directly or indirectly, profits, interests or capital interests in the Client, if the Client is a partnership, (iii) is treated as the owner of the Client, if the Client is a “grantor trust” under sections 671 through 679 of the United States Internal Revenue Code or is of equivalent status under any similar law of any jurisdiction, domestic or foreign, (iv) holds, directly or indirectly, beneficial interests in the Client, if the Client is a trust; or (v) exercises control over the Client directly or indirectly through ownership or any arrangement or other means, if the Client is an entity, including (a) a settlor, protector or beneficiary of a trust, (b) a person who ultimately has a controlling interest in the Client, (c) a person who exercises control over the Client through other means, such as manager of a limited liability company or a general partner of a partnership, or (d) the senior managing official of the Client; or (vi) an investment adviser that provides services to or for the benefit of Client or a Client Affiliate;

“Representatives” means a party’s officers, directors, employees, agents, representatives, professional advisers and Third Party Service Providers;

“Securities Infrastructure Provider” means a securities exchange or settlement system or other third party which forms part of a securities settlement infrastructure, including without limitation communications, clearing or payment systems and brokers, dealers and banks;

“Security Incident” means an incident whereby the confidentiality of Disclosing Party Personal Data within Receiving Party’s custody or control has been materially compromised so as to pose a reasonable likelihood of harm to the Data Subjects involved;

“Service Provider Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by or is under common Control with the Service Provider, and any branch or representative offices thereof, including Citibank, N.A. and Citigroup Technologies, Inc.;

“Service Provider Personal Data” means Personal Data relating to a Data Subject received by the Client from the Service Provider, Service Provider Affiliates and/or their respective Representatives or Third Party Service Providers in the course of receiving Services under the Agreement from the Service Provider or such Service Provider Affiliates and/or Representatives or Third Party Service Providers. Service Provider Personal Data may include names and contact details, to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

“Service Provider Recipients” means the Service Provider, Service Provider Affiliates and their respective Representatives and Third Party Service Providers; and

“Third Party Service Provider” means a third party reasonably selected by the Receiving Party or its Affiliate to provide services to it and who is not a Payment Infrastructure Provider or Securities Infrastructure Provider. Examples of Third Party Service Providers include technology service providers, business process outsourcing service providers and call centre service providers.

Schedule 8 to Services Agreement

Exhibit A

Form of Fee Letter

To: EntrepreneurShares Series Trust
       175 Federal Street Suite 875
       Boston, Massachusetts 02110

Date: September 25, 2017

Dear Dr. Shulman,

We are writing to confirm the following fees which relate to the Services to be provided under the Services Agreement dated September 25, 2017 between the Client and the Services Provider. Capitalized terms used but not defined herein shall have the meaning given to them in the Services Agreement.

The Client agrees to pay all fees, expenses, charges, and obligations incurred from time-to-time for any services pursuant to the Services Agreement as determined in accordance with the terms of the fee schedule attached hereto as Attachment 1 (the “Fee Schedule”), the Services Agreement, and as may otherwise be agreed in writing from time-to-time between the Parties.

This fee letter may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

By signing the acknowledgment below, you agree to this fee letter and the Fee Schedule. Please return a signed duplicate of this fee letter to Jay R. Martin at jay.r.martin@citi.com.

Sincerely,

________________________________
Jay R. Martin

Managing Director

ACKNOWLEDGED AND AGREED TO:

________________________________

By: _____________________________

Title:____________________________

Date:____________________________

EntrepreneurShares Series Trust

Exhibit B to Services Agreement

Attachment 1 to Fee Letter

Fee Schedule1

Exhibit B to Services Agreement

Exhibit B

Form of Joinder

JOINDER TO
SERVICES AGREEMENT

THIS JOINDER (“Joinder”) made as of [____], 201[__] (“Effective Date”) to that certain Services Agreement dated as of [INSERT DATE] (as amended and in effect as of the date hereof, “Agreement”), by and between Citi [_____] (“Service Provider”), [EXISTING CLIENT] (each, an “Existing Client” and a “Client”), and [NEW CLIENT] (each party added to the Agreement by this Joinder, a “New Client” and also a “Client”).  All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain services for the Existing Client; and

WHEREAS, the New Client wishes to obtain services from the Service Provider under precisely the same terms and conditions as agreed to between the Existing Client and the Service Provider under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1.     Addition of the New Client.

As of the Effective Date, the execution and delivery of this Joinder shall constitute the execution and delivery by the New Client of the Agreement, the New Client shall be a party to the Agreement, and any references to “Client” in the Agreement shall be deemed to include the New Client. The terms of the Agreement shall be deemed to apply to the New Client as of the commencement of the Services by the Service Provider with respect to such New Client.

2.     Representations and Warranties.

Each Party represents and warrants to the other that this Joinder has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

3.     Miscellaneous.

(a)
This Joinder supplements and amends the Agreement.  The provisions set forth in this Joinder supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Joinder.

(b)
In the event the Agreement is terminated between the Service Provider and the Existing Client, the Agreement as in effect between the Service Provider and the New Client shall continue in full force and effect unless and until either party hereto terminates in accordance with the terms in the Agreement.

(c)
Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Joinder.  Except as provided in this Joinder, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Joinder shall be valid unless made in writing and executed by each Party hereto.

(d)	Paragraph headings in this Joinder are included for convenience only and are not to be used to construe or interpret this Joinder.
(e)	This Joinder may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
* * *

Schedule B to Services Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Joinder to be duly executed all as of the day and year first above written.

[INSERT NAME OF CITI ENTITY]	[NEW CLIENT]

By:	By:

Name:	Name:

Title:	Title:

Exhibit B to Services Agreement